Exhibit 10.4

Execution Version

Dated	2020

LOAN AGREEMENT

BETWEEN

(1) WILLIAM HILL FINANCE LIMITED

AS THE LENDER

(2) NEOGAMES S.À R.L

AS BORROWER

TABLE OF CONTENTS

1.	Definitions and construction	1
2.	The loans and purpose	6
3.	Conditions precedent	7
4.	Voluntary prepayments and repayment	7
5.	Mandatory prepayment	7
6.	Restrictions	9
7.	Interest	9
8.	Payments	9
9.	Indemnity	10
10.	Representations and Warranties	10
11.	Information Undertakings	10
12.	Covenants	13
13.	Events of Default	16
14.	Fees costs and expenses	20
15.	Assignment	20
16.	Waivers and Amendments	20
17.	Governing law and enforcement	20
18.	Notices	20
19.	Third party rights	21
20.	Confidential information	21
21.	Counterparts	21
22.	Service of process	21
Schedule 1 Conditions Precedent		22

- i -

THIS AGREEMENT is made on	2020 between:

(1)	WILLIAM HILL FINANCE LIMITED, a company incorporated in England and Wales with company number 03461992 whose registered office is at 1 Bedford Avenue, London, United Kingdom, WC1B 3AU (the “Lender”); and

(2)	NEOGAMES S.À R.L., a company organized under the laws of Luxembourg whose registered office is at 5, rue de Bonnevoie, 1260, Luxembourg (the “Borrower”).

WHEREAS:

Certain Affiliates of the Lender have made certain funds available to the Borrower and such loans have been transferred or assigned to the Lender. This Agreement sets out the terms governing such loans and the terms under which the Lender agrees to make available certain additional funds to the Borrower.

IT IS AGREED as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Agreement:

“Accounting Principles” means generally accepted accounting principles in Luxembourg, including IFRS.

“Affiliate” means, in relation to any person, any other person which, directly or indirectly Controls, is Controlled by or is under direct or indirect common Control with, that person from time to time, it being agreed in relation to the Borrower that NeoPollard Interactive, LLC (and its subsidiaries) is an Affiliate thereof.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Business Day” means a day other than a Saturday or a Sunday on which the commercial banks are open for business in London, Luxembourg and Israel.

“Confidential Information” has the meaning given to that term in Clause 20.2.

“Control” means in relation to a person, the direct or indirect power of another person (whether such other person is the direct or indirect parent company of the first mentioned person or otherwise) to secure that the first mentioned person’s management and policies are conducted in accordance with the wishes of such other person:

(a)	by means of the holding of any shares (or any equivalent securities) or the possession of any voting power;

(b)	by virtue of any powers conferred on any person by the articles of incorporation or association or any other constitutional documents of any company or other entity of any kind; or

(c)	by virtue of any contractual arrangement, and “Controlled” shall be construed accordingly.

“Default” means an Event of Default or any event or circumstance specified in Clause 13 ( Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Event of Default” means any event or circumstance specified as such in Clause 13 ( Events of Default).

“Existing Litigation” means the ongoing litigation in respect of NH Lottery Commission v. US Attorney General, et al (1:119-cv-00163).

“Facilities” means the loan facilities provided under Tranche A, Tranche B, Tranche C, Tranche D, Tranche E and Tranche F.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Security Documents; and

(c)	any other document designated as a Finance Document by the Lender and the Borrower.

“Final Maturity Date” means:

(a)	in respect of Tranche A, 18 September 2020;

(b)	in respect of Tranche B, Tranche C, Tranche D and Tranche E, 15 June 2023; and

(c)	in respect of Tranche F, 30 June 2021.

“Finance Lease” means any lease or hire purchase contract a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with Accounting Principles in force prior to 1 January 2019, have been treated as an operating lease).

“Financial Indebtedness” means

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	obligations evidenced by notes, bonds, debentures or similar instruments;

(c)	the amount of any liability in respect of Finance Leases; and

(d)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Borrower ending on or about 31 December in each year.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any relevant prescription law, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and remedies under the laws of any relevant jurisdiction; and

(d)	any other matters which are set out as qualifications, or reservations as to matters of law of general application in any legal opinions supplied to the Lender as a condition precedent under this Agreement on or before the date of this Agreement.

“Loan” means the Tranche A Loan, the Tranche B Loan, the Tranche C Loan, the Tranche D Loan, the Tranche E Loan and the Tranche F Loan in aggregate.

“Listing” means the date of the grant of permission to deal in any part of the issued share capital of the Borrower on the Nasdaq Stock Market or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition or prospects of the Borrower taken as a whole;

(b)	the ability of the Borrower to perform its payment or other material obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any Finance Document.

“MSDLA” means the master software development and licence agreement to be entered into between the NeoGames US, LLP and William Hill U.S. Holdco, Inc. on or around the date of this Agreement.

“Party” means a party to this Agreement.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising in respect of credit card, BACS, payment processing or other daylight facilities incurred in the ordinary course of the Borrower’s day-to-day banking business;

(b)	under Finance Leases entered into by the Lender provided that the aggregate annual capital value of all such leased items does not exceed the aggregate annual capital value of the Borrower’s existing Finance Leases as at the date of this agreement (being approximately $5,000,000) by more than ten per cent.;

(c)	arising in connection with the promissory notes issued in favour of Aspire Global plc prior to the date of this Agreement;

(d)	arising under a line of credit or a letter of credit to be made available to or issued in favour of the Borrower provided that the aggregate value of such line of credit or letter of credit does not exceed $25,000,000 or such other amount as agreed with the consent of the Lender, such consent not to be unreasonably withheld; or

(e)	not permitted by the preceding paragraphs but which the Lender has consented to.

“Permitted Security” means any Security arising as a consequence of any “Permitted Financial Indebtedness”.

“Permitted Transaction” means:

(a)	a transaction where the aggregate value of such transaction does not exceed 25 per cent. of the aggregate market value of all of the ordinary shares issued by the Borrower as at the date of such transaction; or

(b)	any other transaction for which the Lender has provided its consent, such consent not to be unreasonably withheld or delayed.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled (directly or indirectly) by a person listed on, a Sanctions List;

(b)	located or resident in, or organised under the laws of a country or territory that is the target of comprehensive country or territory-wide Sanctions, or whose government is the target of comprehensive country or territory-wide Sanctions or a person who is owned or controlled (directly or indirectly) by such a person;

(c)	acting at the direction, on behalf of, or for the benefit of a person referred to in paragraph (a) or (b) above; or

(d)	otherwise the target of Sanctions.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a)	the Security Council of the United Nations;

(b)	the United States of America;

(c)	the European Union;

(d)	the UK; and

(e)	the governments and institutions or agencies of any of paragraphs (b) to (d) above, including OFAC, the US Department of State, the Council of the European Union and Her Majesty’s Treasury through OFSI.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons Sectoral Sanctions Identifications and Foreign Sanctions Evaders lists maintained by OFAC, the Consolidated List of Persons and Entities subject to Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets (Asset Freeze Targets and the Investments Ban Lists) maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means

(a)	the Israeli law governed share pledge over the shares held by the Borrower in NG Systems; and

(b)	the Delaware law governed share pledge over the shares held by the Borrower in NeoGames US, LLP.

“Tranche A” means the term loan facility made available to the Borrower as described in paragraph (b) of Clause 2.1.

“Tranche A Commitments” means $4,000,000.

“Tranche A Loan” means the loan made to the Borrower under Tranche A and the principal amount outstanding for the time being of that loan.

“Tranche B” means the term loan facility made available to the Borrower as described in paragraph (b) of Clause 2.1.

“Tranche B Commitments” means $2,000,000.

“Tranche B Loan” means the loan made to the Borrower under Tranche B and the principal amount outstanding for the time being of that loan.

“Tranche C” means the term loan facility made available to the Borrower as described in paragraph (c) of Clause 2.1.

“Tranche C Commitments” means $3,000,000.

“Tranche C Loan” means the loan made to the Borrower under Tranche C and the principal amount outstanding for the time being of that loan.

“Tranche D” means the term loan facility made available to the Borrower as described in paragraph (d) of Clause 2.1.

“Tranche D Commitments” means $3,500,000.

“Tranche D Loan” means the loan made to the Borrower under Tranche D and the principal amount outstanding for the time being of that loan.

“Tranche E” means the term loan facility made available to the Borrower as described in paragraph (e) of Clause 2.1.

“Tranche E Commitments” means $2,500,000.

“Tranche E Loan” means the loan made to the Borrower under Tranche E and the principal amount outstanding for the time being of that loan.

“Tranche F” means the term loan facility made available to the Borrower as described in paragraph (f) of Clause 2.1.

“Tranche F Commitments” means $2,032,349.98.

“Tranche F Loan” means the loan made to the Borrower under Tranche F and the principal amount outstanding for the time being of that loan.

1.2	Construction

(a)	Clause and Schedule headings do not affect the interpretation of this Agreement.

(b)	A reference to this Agreement (or any provision of it) or any other document shall be construed as a reference to this Agreement, that provision or that document as it is in force for the time being and as amended, varied or supplemented from time to time in accordance with its terms, or with the agreement of the relevant parties.

(c)	Unless the context otherwise requires, a reference to a Clause or Schedule shall be construed as a reference to a clause of, or schedule to, this Agreement.

(d)	A reference to a person shall include a reference to an individual, firm, company, corporation, unincorporated body of persons, or any state or any agency of that person.

(e)	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force for the time being, taking account of any amendment or extension, or re-enactment.

(f)	A reference to writing or written includes faxes and e-mail.

(g)	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

(h)	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

(i)	An Event of Default is “continuing” if it has not been remedied, waived or otherwise ceased.

(j)	“USD” and “$” denotes the lawful currency of the United States of America.

2.	THE LOANS AND PURPOSE

2.1	The Lender and/or its’ Affiliates have made the following Loans available to the Borrower:

(a)	a term loan facility in an aggregate amount equal to the Tranche A Commitments on 13 March 2018;

(b)	a term loan facility in an aggregate amount equal to the Tranche B Commitments on 11 October 2018;

(c)	a term loan facility in an aggregate amount equal to the Tranche C Commitments on 29 January 2019;

(d)	a term loan facility in an aggregate amount equal to the Tranche D Commitments on 27 September 2019;

(e)	a term loan facility in an aggregate amount equal to the Tranche E Commitments on 18 September 2020; and

(f)	a term loan facility in an aggregate amount equal to the Tranche F Commitments on 18 September 2020.

2.2	The Borrower shall apply all amounts borrowed by it under the Facilities to fund the general corporate and working capital purposes of the Borrower or its Affiliates provided that the Borrower may also apply all amounts borrowed by it under Tranche E for the purposes of refinancing amounts outstanding under Tranche A.

2.3	All present and future amounts owing under the Finance Documents are intended to be secured by the Security Documents.

3.	CONDITIONS PRECEDENT

The Borrower undertakes to provide all of the documents and other evidence listed in Schedule 1 ( Conditions Precedent) in form and substance satisfactory to the Lender within 30 days of the date of this Agreement.

4.	VOLUNTARY PREPAYMENTS AND REPAYMENT

4.1	Prepayment and Repayment

(a)	The Borrower may, on five Business Days’ prior written notice to the Lender, prepay all or any part of the Loan without penalty or charge.

(b)	The Borrower shall repay all amounts outstanding under the Tranche A Loan on the Final Maturity Date applicable to Tranche A together with all unpaid interest, fees, costs and expenses arising in respect of such Tranche A Loan.

(c)	The Borrower shall repay all amounts outstanding under each Tranche B Loan, Tranche C Loan, Tranche D Loan and Tranche E Loan in full on the Final Maturity Date together will all unpaid interest, fees, costs and expenses arising in respect of such Tranche B Loan, Tranche C Loan, Tranche D Loan and Tranche E Loan.

(d)	The Borrower shall repay all amounts outstanding under the Tranche F Loan on the Final Maturity Date applicable to Tranche F together with all unpaid interest, fees, costs and expenses arising in respect of such Tranche F Loan.

4.2	Term

This Agreement is effective upon the execution of it by the Lender and the Borrower and shall continue in full force and effect until the full repayment of the Loans and all other amounts outstanding under this Agreement in accordance with Clause 4.1 ( Prepayment and Repayment) above or Clause 5 ( Mandatory prepayment) below on or prior to the Final Maturity Date, except for those provisions which shall survive the termination of this Agreement, being Clauses 17 ( Governing law and enforcement), 18 ( Notices) and 20 (Confidential information).

5.	MANDATORY PREPAYMENT

5.1	Illegality

If it becomes unlawful in any relevant jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall notify the Borrower promptly upon becoming aware of the same; and

(b)	the Borrower shall repay the Loan, together with all other amounts accrued or outstanding under this Agreement on the earlier of (i) 30 days after the date on which the Lender has notified the Borrower and (ii) the latest date permitted by the relevant law for repayment.

5.2	Change of Control

(a)	Upon the occurrence of:

(i)	a Change of Control; and/or

(ii)	a MSDLA Termination Event, the Lender shall be entitled to, upon providing not less than five Business Days’ notice to the Borrower, cancel the Facilities and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, immediately due and payable.

(b)	For the purposes of this Clause 5.2 ( Change of Control):

“Change of Control” means, in respect of any person, any of the following events

(i)	the disposal of all or substantially all of the assets of a person;

(ii)	a third party acquisition or other disposition of the majority of the equity interests of a person, whether directly or indirectly; or

(iii)	an acquisition by a third party of Control over a person by means of any kind of transaction, it being acknowledged and agreed with regard to the Borrower that a sale of the shares of the Borrower, directly or indirectly, following which the Individual Shareholders (as defined in the MSDLA), as a group, remain:

(A)	the holders of 40% or more of the shares of the Borrower; or

(B)	the holders of less than 40% of the shares of the Borrower while maintaining the right to appoint the majority of the directors of the Borrower, does not constitute Change of Control.

“MSDLA Termination Event” means the termination of the MSDLA due to a breach by the Borrower, after the Borrower was provided with sufficient time to remedy such breach and it remained unremedied, unless such termination is made:

(i)	with the prior written consent of the Lender; or

(ii)	in a way which would not be reasonably expected to materially and adversely affect the interests of the Lender.

6.	RESTRICTIONS

6.1	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any break costs, without premium or penalty.

6.2	No reborrowing of Facilities

The Borrower may not reborrow any part of a Facility which is repaid or prepaid.

6.3	Ranking and subordination

The Lender acknowledges that after the date of this Agreement, the Borrower may incur Permitted Financial Indebtedness under limb (d) of such definition and such Permitted Financial Indebtedness may be secured by Permitted Security. The Lender acknowledges and agrees that upon the incurrence of such Permitted Financial Indebtedness and upon request from the Borrower at the request of the creditor under such Permitted Financial Indebtedness, the Lender will be requested to enter into a subordination agreement pursuant to which (a) the Loans under this Agreement will be subordinated to the amounts owing under such Permitted Financial Indebtedness and (b) the Security created pursuant to the Security Documents will rank second in priority to any Permitted Security arising in connection with such Permitted Financial Indebtedness. The Lender agrees, upon the request of the Borrower, to negotiate in good faith and enter into a form of subordination agreement with the Borrower and creditor of such Permitted Financial Indebtedness in form and substance reflecting customary terms to document the subordination contemplated by this paragraph.

7.	INTEREST

7.1	The rate of interest on each Loan shall be as follows:

(a)	in relation to the Tranche A Loan and the Tranche F Loan, 5.00 per cent. per annum;

(b)	in relation to each Tranche B Loan, Tranche C Loan, Tranche D Loan and Tranche E Loan, 1.00 per cent. per annum.

7.2	Interest shall accrue on a 12 month basis and shall be added to each Loan and shall thereafter be deemed to be part of the Loan and accrue interest thereon. Interest shall accrue from day to day on the total amount of the Loan and shall be calculated on the basis of a year of 360 days and in each case shall be calculated on the basis of the actual number of days elapsed.

8.	PAYMENTS

8.1	If any payment under this Agreement falls due on a day which is not a Business Day, it shall be paid on the next following Business Day in the same month (if there is one) or the preceding Business Day (if there is not).

8.2	Subject to Clause 8.3 below, all payments made by the Borrower to the Lender under this Agreement shall be made without set-off or counterclaim and without any deduction to such bank account as the Lender may from time to time notify in writing to the Borrower.

8.3	If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay such additional amounts to ensure receipt by the Lender of the full amount that the Lender would have received but for such deduction or withholding.

9.	INDEMNITY

The Borrower shall, within five Business Days of written demand, indemnify the Lender against all direct losses incurred by the Lender arising from the Borrower paying any principal amount to the Lender otherwise than on the due date.

10.	REPRESENTATIONS AND WARRANTIES

10.1	The Borrower represents and warrants that:

(a)	it is a limited liability company validly created and existing under the laws of its jurisdiction, with power to enter into the Finance Documents and to exercise its rights and perform its obligations hereunder and has taken all corporate or other action required to authorise the execution by it of the Finance Documents and the performance by it of its obligations hereunder;

(b)	no corporate action, legal proceeding or other procedure or step or creditors’ process described in Clause 13.9 ( Creditors’ process) has been taken or, to its knowledge, threatened; and none of the circumstances described in Clause 13.4 ( Insolvency) applies to it;

(c)	the execution, delivery and performance by it of the Finance Documents do not contravene (i) its constitutional documents or (ii) any law or contractual restriction binding on it, the breach of which would reasonably be expected to have a Material Adverse Effect;

(d)	it has complied with all provisions of the Finance Documents and any representation, warranty or statement made, repeated or deemed made by it in or pursuant to any Finance Document is true and correct in all material respects when made, repeated or deemed made;

(e)	it is not, nor, to the best of its knowledge, any of its directors, officers or employees are a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(f)	save for the Existing Litigation, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or, to the best of its knowledge, threatened; and

(g)	no action, proceedings, step or procedure has been taken by any person in relation to a suspension of its payments, moratorium of its indebtedness, winding-up, dissolution, administration or reorganisation of it and no liquidator, receiver, administrative receiver, receiver, compulsory manager or other similar officer has been appointed in respect of it or any of its assets.

10.2	Each of the representations in this Clause 10 ( Representations and Warranties) are deemed to be repeated by the Borrower on the date of this Agreement and the Drawdown Date.

11.	INFORMATION UNDERTAKINGS

11.1	Financial Statements

At any time after the Lender ceases to hold beneficially more than 10 per cent. of the issued share capital of the Borrower and until the full repayment of the Loans and all other amounts outstanding under this Agreement in accordance with Clause 4.1 ( Prepayment and Repayment) above or Clause 5 ( Mandatory prepayment), and provided that, following the Listing, the Borrower is not precluded from doing so by virtue of the rules of any stock exchange, the Borrower shall supply to the Lender:

(a)	as soon as they are available, but in any event within 150 days after the end of each of its Financial Years, its audited financial statements for the Financial Year (“Audited Financial Statements”);

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years its financial statements for that Financial Quarter (“Quarterly Financial Statements”); and

(c)	as soon as they are available, but in any event within 30 days after the end of each month its financial statements for that month (to include cumulative management accounts for the Financial Year to date) (“Monthly Financial Statements”).

11.2	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that:

(i)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Borrower relating to the 12 month period commencing at the end of the relevant Financial Quarter;

(ii)	each set of Monthly Financial Statements is accompanied by a statement by the directors of the Borrower commenting on the performance of the Borrower for the month to which the financial statements relate and the Financial Year to date and any material developments or proposals affecting the Borrower or its business.

(b)	Each set of financial statements delivered pursuant to Clause 11.1 ( Financial Statements):

(i)	shall be certified by a director of the relevant company as fairly presenting its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)	shall be prepared in accordance with the Accounting Principles.

11.3	Budget

(a)	The Borrower shall supply to the Lender as soon as the same become available but in any event within 30 days before the start of each of its Financial Years, an annual budget for that financial year.

(b)	The Borrower shall ensure that each budget for a financial year:

(i)	is in a form reasonably acceptable to the Lender and includes:

(A)	a projected consolidated profit and loss, balance sheet and cashflow statement for the Borrower; and

(B)            projected calculations as to the Borrower’s debt to EBITDA ratio,

for that financial year and for each Financial Quarter of that financial year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 11.1 ( Financial Statements); and

(iii)	has been approved by the board of directors of the Borrower.

(c)	If the Borrower updates or changes the budget, it shall promptly deliver to the Lender, such updated or changed budget together with a written explanation of the main changes in that budget.

11.4	Board Observer Rights

(a)	Until the full repayment of the Loans and all other amounts outstanding under this Agreement in accordance with Clause 4.1 ( Prepayment and Repayment) above or Clause 5 ( Mandatory prepayment), a representative (or representatives) of the Lender may attend each board meeting of the Borrower in person, as a non-voting observer. A representative (or representatives) of the Lender may also attend such board meeting of the Borrower by way of telephone or video conference.

(b)	The Borrower shall give the Lender notice of each board meeting of the Borrower (at the same time that the directors of the Borrower are given notice).

(c)	The Borrower shall provide to the Lender all board papers, any monthly board pack and any board minutes for each board meeting of the Borrower (at or about the same time as the directors of the Borrower and in the same form that the directors of the Borrower receive).

(d)	In no event shall any observer have any fiduciary duties, be considered or deemed to be a director of the Borrower, or be required to be present at any meeting of the board of directors of the Borrower for the purposes of a quorum. No observer shall be entitled to vote on, consent to or otherwise approve any activity or policy taken or adopted by the board of directors of the Borrower.

11.5	Miscellaneous

The Borrower shall notify the Lender:

(a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened (to the knowledge of the Borrower) or pending against the Borrower and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against the Borrower and which is reasonably likely to have a Material Adverse Effect;

(c)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Borrower with the terms of any Security Documents; and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Agreement management of the Borrower and an up to date copy of its shareholders’ register (or equivalent in its original jurisdiction)) as the Lender may reasonably request.

12.	COVENANTS

The undertakings in this Clause 12 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

12.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of:

any Authorisation required under any law or regulation of its jurisdiction of incorporation to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

12.3	Anti-corruption law

(a)	The Borrower shall not directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	The Borrower shall:

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

12.4	Merger

Other than a Permitted Transaction, the Borrower shall not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction to the extent such transaction is funded in whole or in part using the proceeds of any Financial Indebtedness.

12.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on by it at the date of this Agreement.

12.6	Acquisitions

Other than a Permitted Transaction, the Borrower shall not:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company,

in each case, where such acquisition or incorporation is funded in whole or in part using the proceeds of any Financial Indebtedness.

12.7	Joint ventures

Other than a Permitted Transaction, the Borrower shall not:

(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture; or

(b)	transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture (or agree to do any of the foregoing), in each case, where such investments, acquisition or transfer is funded in whole or in part using the proceeds of any Financial Indebtedness.

12.8	Preservation of assets

The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business as at the date of this Agreement.

12.9	Pari passu ranking

The Borrower shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

12.10	Notifications

The Borrower will promptly upon becoming aware of any Event of Default or the occurrence of any event which results or may be reasonably likely to result in any of the representations and warranties contained in Clause 10 ( Representations and Warranties) being incorrect or untrue, notify the Lender in writing.

12.11	Performance of obligations

The Borrower will in connection with any Finance Document comply with all requirements of relevant laws or regulations and all relevant consents and obtain and promptly renew any such authorisations, approvals, consents, licences and other requirements (if any) as may be required by, any governmental authority or agency in the United Kingdom or Luxembourg or any other relevant jurisdiction which are necessary to enable the Borrower to perform its obligations under any Finance Document or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence of any Finance Document where failure so to comply has or is reasonably likely to have a Material Adverse Effect.

12.12	Negative pledge

Save for any lien arising by operation of law, the Borrower shall not create or permit to subsist any security over its assets other than:

(a)	pursuant to the terms of the Security Documents;

(b)	any Permitted Security; or

(c)	otherwise with the prior written consent of the Lender.

12.13	Disposals

(a)	Except as permitted under paragraph (b) below, the Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to Permitted Security and any sale, lease, transfer or other disposal to which is done in the ordinary course of business which the Lender has given its prior written consent.

12.14	Arm’s length basis

The Borrower shall not enter into any transaction with any person except on arm’s length terms and for full market value.

12.15	Loans or credit

The Borrower shall not be a creditor in respect of any Financial Indebtedness, except in respect of any loan made by the Borrower to an Affiliate.

12.16	No guarantees or indemnities

Other than a Permitted Transaction or in respect of any Permitted Financial Indebtedness, the Borrower shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

12.17	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, the Borrower shall not incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

12.18	Insurance

(a)	The Borrower shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

12.19	Intellectual property

(a)	The Borrower shall:

(i)	preserve and maintain the subsistence and validity of the intellectual property necessary for its business;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of the intellectual property;

(iii)	make registrations (to the extent necessary in the Borrower's discretion for its business as currently conducted) and pay all registration fees and taxes necessary to maintain the registered intellectual property in full force and effect and record its interest in that intellectual property;

(iv)	not use or permit the intellectual property to be used in a way or take any step or omit to take any step in respect of that intellectual property which may materially and adversely affect the existence or value of the intellectual property; and

(v)	not discontinue the use of the intellectual property other than in the ordinary course of its business,

where failure to do so is reasonably likely to have a Material Adverse Effect.

12.20	Sanctions

The Borrower shall not:

(a)	request any Loan, nor use, lend, contribute or otherwise make available any part of the proceeds of any Loan or other transaction contemplated by this Agreement, directly or indirectly;

(i)	for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or

(ii)	in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party;

(b)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions; or

(c)	engage in any other activity, transaction or conduct that could reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party.

13.	EVENTS OF DEFAULT

Each of the events or circumstances set out below is an Event of Default.

13.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to this Agreement and/or any other Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by an administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

13.2	Breach of this Agreement

The Borrower does not comply with any provision of the Finance Documents and such failure to comply shall remain unremedied for 15 Business Days after the earlier of the Borrower becoming aware of the failure to comply and the Lender giving notice to the Borrower.

13.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made and such failure to comply shall remain unremedied for 15 Business Days after the earlier of the Borrower becoming aware of the failure to comply and the Lender giving notice to the Borrower.

13.4	Insolvency

(a)	The Borrower stops or suspends, or threatens to stop or suspend, payment of any of its debts, or is unable to, or admits its inability to, pay its debts as they fall due.

(b)	The Borrower commences negotiations, or enters into any composition or arrangement, with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its Indebtedness (because of actual or anticipated financial difficulties).

(c)	The value of the assets of the Borrower is less than its liabilities (taking into account its contingent and prospective liabilities).

13.5	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv)	enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any actions, proceedings, procedure or step which is discharged, stayed or dismissed within 21 days of commencement

13.6	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor of the Borrower as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 13.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$ 250,000 (or its equivalent in other currencies).

13.7	Illegality

All or any part of any Finance Document becomes invalid, unlawful, unenforceable or ceases to have full force and effect and such event materially and adversely affects the interests of the Lender under the Finance Documents.

13.8	Repudiation

The Borrower repudiates or purports to rescind or repudiate (or shows an intention to repudiate) any Finance Document.

13.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower having a value of at least US$300,000 and is not discharged within 21 days.

13.10	Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any obligation or obligations of the Borrower under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

13.11	Cessation of business

The Borrower suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and such event is not remedied within 10 Business Days.

13.12	Expropriation

The authority or ability of the Borrower to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets, which has or is reasonably likely to have a Material Adverse Effect.

13.13	Litigation

(a)	Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened (which might reasonably be expected to be adversely determined and, if adversely determined), or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against the Borrower or its assets which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

(b)	No Event of Default will occur under this Clause 13.13 in respect of the Existing Litigation.

13.14	Material adverse change

Where any event occurs (or circumstances exist) which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

13.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Lender may, by notice to the Borrower:

(a)	cancel the Loan whereupon it shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement and/or any Security Documents be immediately due and payable, whereupon they shall become immediately due and payable by the Borrower;

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions (including, without limitation, enforcement of security) under this Agreement and/or any Security Documents.

14.	FEES COSTS AND EXPENSES

The Borrower shall, promptly on demand, pay the Lender the amount of all costs and expenses (including legal and notarial fees, stamp, registration and other taxes due) reasonably incurred by any of them in connection with the enforcement of:

(a)	this Agreement and any other documents referred to in this Agreement (including, without limitation, the Security Documents); and

(b)	any other Finance Documents executed after the date of this Agreement.

15.	ASSIGNMENT

The Lender may assign all or any of its rights under this Agreement to any of its Affiliates. The Borrower may not assign its rights and/or novate its obligations under this Agreement, other than with the prior written consent of the Lender.

16.	WAIVERS AND AMENDMENTS

16.1	No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or prejudice any other or further exercise by the Lender of any of its rights or remedies under this Agreement. The rights and remedies in this Agreement are (unless otherwise expressly provided in this Agreement) cumulative and not exclusive of any rights or remedies provided by law.

16.2	Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower.

17.	GOVERNING LAW AND ENFORCEMENT

17.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.2	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

17.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

18.	NOTICES

18.1	All notices and other communications hereunder shall be in writing and shall be deemed duly given:

(a)	on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise (provided that an automated “out of office” or similar email reply shall not constitute confirmation);

(b)	on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service;

(c)	on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

18.2	All notices hereunder shall be delivered to the addresses set out with each Party’s name in the signature pages below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

19.	THIRD PARTY RIGHTS

19.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

19.2	Notwithstanding Clause 19.1 above or any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

20.	CONFIDENTIAL INFORMATION

20.1	The confidentiality obligations and provisions set out in the MSDLA in connection with the MSDLA shall apply mutatis mutandis to Confidential Information furnished by a Party to this Agreement or its representatives to another, including the terms and conditions of this Agreement.

20.2	For the purpose of this Agreement, the term "Confidential Information" shall include all information relating to the Borrower and its Affiliates, the Finance Documents or any Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or a Facility from the Borrower or any of its Affiliates or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

22.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints K&L Gates LLP as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	A copy of the constitutional documents of the Borrower.

2.	A copy of a resolution of the board of directors of the Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Drawdown Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

4.	A copy of a resolution signed by all the holders of the issued shares in of the Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party provided that if, following the Listing, any approval of the Finance Documents, including the terms and transactions contemplated thereby, will be required, then the Borrower shall be required to provide a copy of a resolution signed by the majority of the holders of the issued shares in of the Borrower, approving such terms or transactions.

5.	A certificate of the Borrower (signed by a director) confirming that borrowing, securing or guaranteeing, as appropriate, the Loan Amount would not cause any borrowing, securing or guaranteeing or similar limit binding on it to be exceeded.

6.	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 ( Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

7.	Evidence that any process agent referred to in Clause 22 ( Service of process) has accepted its appointment.

8.	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document provided always that, following the Listing, the Borrower is not precluded from providing such authorization or document by virtue of the rules of any stock exchange.

9.	At least two originals of the Security Documents executed by the Borrower and the Lender.

10.	All share certificates, transfers and stock transfer forms or equivalent duly executed by the Borrower in blank in relation to the assets subject to or expressed to be subject to security and other documents of title to be provided under the Security Documents.

SIGNATURES

The Lender

WILLIAM HILL FINANCE LIMITED

By:

Authorised signatory

Name:

Title:

Notice Details

Address:	Greenside House, 50 Station Road, Wood Green, London, N22 7TP

Email:	cnieboer@williamhill.co.uk / rwootton@williamhill.co.uk

Attention:	Crispin Nieboer / Ralph Wootton

[NeoGames – Loan Agreement – Signature Page]

The Borrower

NEOGAMES S.À R.L.

By:

Authorised signatory:

Name:

Title:

Notice Details

Address:	5, rue de Bonnevoie, 1260, Luxembourg

Email:

Attention:

[NeoGames – Loan Agreement – Signature Page]